Exhibit 99.1

MESABI TRUST ANNOUNCES RESIGNATION OF INDIVIDUAL TRUSTEE

NEW YORK, NEW YORK, October 28, 2009

Mesabi Trust announced today that David J. Hoffman, a Trustee of Mesabi Trust since 1976, will be retiring from his position as a Trustee of Mesabi Trust.  Mr. Hoffman’s resignation will be effective as of the date his successor is appointed by a majority in interest of the Trust Certificate holders at a special meeting called for such purpose.  Mr. Hoffman informed the Trustees that he was resigning due to general health concerns.

In accordance with the terms of the Agreement of Trust for Mesabi Trust, the Trustees have scheduled a special meeting of Trust Certificate holders for Thursday, December 17, 2009, for the purpose of voting to approve a successor trustee and such other matters as the Trustees shall determine.  The Trustees have set Monday, November 9, 2009 as the record date for the special meeting.  All Trust Certificate holders of record as of the record date will receive Mr. Hoffman’s notice of resignation, a notice of special meeting and proxy materials detailing the matters to be voted on at the special meeting as well as the time and location of the meeting.

The Mesabi Trustees also announced that they have nominated Robert C. Berglund to stand for appointment by Trust Certificate holders to succeed Mr. Hoffman as an individual trustee of Mesabi Trust.  Mr. Berglund has a B.S in Mining Engineering from Penn State University and over thirty-five years of experience in mining production and operations management, most recently as Vice President and General Manager of Northshore Mining Company.  Mr. Berglund retired from his position as Vice President and General Manager of Northshore Mining Company in June 2003.

Mr. Hoffman also resigned from serving as Trustee of the Mesabi Land Trust, of which the Mesabi Trust is the sole Trust Certificate holder, effective October 28, 2009.  Pursuant to their authority under the Mesabi Land Trust Agreement, the Mesabi Trustees have appointed Mr. Berglund to succeed Mr. Hoffman as Trustee of the Mesabi Land Trust, effective upon Mr. Hoffman’s resignation.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749